Exhibit 10.23

1735 ENTERPRISE DR
LEASE AGREEMENT

THIS LEASE AGREEMENT is dated as of July 18, 2023 by and between VJ Properties, LLC, a Georgia limited liability company (“Landlord”) and Scantech Identification Beam Systems “Tenant”).

Summary

Premises:	The Building, containing approximately 14,000 rentable square feet (SF), as determined by Landlord situated on a portion of that certain real property legally described in Exhibit A attached hereto (See Section 1).

Building:	Approximately 14,000 rentable square feet located at 1735 Enterprise Dr, Buford, GA 30518.

Tenant’s Permitted Use:	Office and Warehouse

Lease Term:	Twelve (12) months

Commencement Date:	February 1st, 2023

# Months	Monthly Base Rent	Rent Per Sf	Annual Base Rent
1-12	$11,750	$10.00	$141,000.00

Initial Estimated Monthly	1. Utilities: To be paid in accordance with Section 10 herein.

Operating Expense Payments:	2. Operating Expenses (including Common Area Charges)

2023 - psf estimated

3. Taxes and Insurance: to be paid in accordance with Sections 11 and 12 herein.

Monthly Base Rent:	$11,750.00

Prepaid Rent:	70,500.00 (6 month of base rent)

Landlord’s Broker:	Rise Property Group

Commission (to be paid by seller):	5.0% of the total scheduled rent (half at lease execution, half at rent commencement)1410

Addenda and Exhibits:	Exhibit A (Legal Description of Real Property); Exhibit B (Special Stipulations); Exhibit C (Rules and Regulations), Exhibit D (Guarantee).

1.	Lease Grant. In consideration of the terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the premises consisting of approximately 14,000 rentable square feet (the “Premises”) as shown on Exhibit A located at 1735 Enterprise Dr, Buford, GA 30518 which Building is located on the land further described on the attached Exhibit B (“Property”). The “Project” means the multiple building project known as 1735 Enterprise Dr, Buford, GA 30518, containing approximately 14,000 rentable square feet located on the Property. The “Project” includes the Building, Property and all improvements thereon, related land, appurtenances, driveways, parking facilities, Common Areas. Any statement or reference of size or square footage in this Lease for the Premises, Building or Project is an approximation which the parties agree is reasonable and to be bound by the same. Tenant shall have no right to re-measure the Premises.

2.	Term. The Lease term shall be for Twelve (12) full calendar months from the Commencement Date. The Commencement Date is the date of Landlord’s delivery of the space after substantial completion of the requested modifications. The anticipated Commencement Date is February 1st, 2023. If the Premises are not vacant or ready for delivery by the target Commencement Date, then this Lease shall not terminate, Rent shall be waived until possession is tendered to Tenant, Landlord shall not be liable for damages therefore, and Tenant shall accept possession of the Premises when delivered. Tenant and Landlord shall confirm in writing the actual commencement and termination dates. Neither the Commencement Date nor Tenant’s obligation to pay Rent will not be delayed or extended by any act, omission or delay by Tenant, its agents or contractors (“Tenant Delay”). Actual possession and/or occupancy of, or Tenant doing business within the Premises prior to the Commencement Date (“Early Occupancy”) is subject to all of the terms of this Lease, including without limitation the payment of all Rent. So long as and upon the condition that Tenant does not interfere with the completion of any improvements in the Premises by or through Landlord, Tenant shall be permitted Early Access (not occupancy or possession) of the Premises prior to the Commencement Date without payment of Rent for the sole purpose of installation of tenant improvements, equipment and furnishings and moving in personal property, all at Tenant’s sole expense. All indemnity and insurance provisions of Tenant under the Lease shall apply to any early access period. Prior to any Early Occupancy or any Early Access, Tenant shall provide Landlord with evidence of all required insurance.

3.	Use.

3.1	Subject to all Legal Requirements, the Premises shall be used only for the purpose of office, warehouse and distribution and for such other lawful purposes as may be incidental thereto; however, no retail sales may be made from the Premises. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, cause or permit any nuisance that would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Project. Outside storage is prohibited. The Premises shall not be used in a manner which is unlawful, a nuisance, disreputable, creates extraordinary fire hazards or increased insurance rates. Tenant will maintain the Premises in a clean, healthful and safe condition and will comply with all applicable Laws. The Premises shall not be used for the retail sale, wholesale, cultivation, dispensing, storage or distribution of any marijuana or medical marijuana and such use is prohibited.

3.2	Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, all zoning ordinances, the Americans with Disabilities Act, orders, judgments, ordinances, regulations, codes, covenants and restrictions now or hereafter applicable to the Premises (collectively, “Legal Requirements”). The Premises shall not be used as a place of public accommodation under the Americans with Disabilities Act or similar state statutes (“ADA”). Tenant shall, at its sole expense, make any alterations, additions and/or modifications at the Premises required by Legal Requirements related to Tenant’s specific use or occupation of the Premises. No use is permitted at the Premises that would void Tenant’s or Landlord’s insurance or increase the insurance risk. Tenant shall pay any increased cost of insurance on the Premises or the Project caused by Tenant’s use or occupation of the Premises.

3.3	Tenant and its employees and invitees shall have the non-exclusive right in common to use, in common with others, those areas located within or adjacent to the Building or Project designed for the common use and benefit of Landlord and all tenants and occupants, including sidewalks, curbs, parking facilities, means of ingress and egress, easement areas, appurtenant easement areas, truck maneuvering areas, landscaping, irrigation systems and other related items as may be designated from time to time by Landlord (collectively, the “Common Areas”), subject to such reasonable rules and regulations as Landlord may promulgate from time to time.

4.	Base Rent/Security Deposit. Tenant shall pay Base Rent in the amount set forth on the first page of this Lease. the Prepaid Rent ($70,000.02) shall be due and payable on the date hereof. Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent ($11,750.00) in accordance with the Schedule above on or before the first day of the first full calendar month and each month thereafter of the term. Payments of Base Rent for any fractional calendar month shall be prorated. All Tenant payments shall be payable at the payment address specified by Landlord in writing from time to time. All other payments or amounts due by Tenant to Landlord under this Lease (other than Base Rent), including without limitation, Tenant’s Proportionate Share of Operating Expenses under Section 7 below, Tenant’s Proportionate Share of Taxes and Insurance and utilities, are collectively referred to as “Additional Rent”. Base Rent and Additional Rent are referred to together as “Rent”. The obligation of Tenant to pay Base Rent, Additional Rent and any other sums to Landlord and the obligations of Landlord under this Lease are independent obligations.

5.	Delinquent Payment; Handling Charges or Late Fees. All Tenant payments more than five (5) days past due shall bear interest from the date due until paid at the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum rate permitted by applicable law (the “Interest Rate”). Additionally, for any Rent payment more than five (5) days past due, Tenant shall pay a late fee equal to ten percent (10%) of such payment (“Late Fee”). The Late Fee is not a penalty. All charges permitted under this Section or elsewhere in this Lease, to the extent deemed interest, shall not exceed the maximum lawful rate of interest.

6.	Security Deposit. Upon Tenant’s execution of this Lease, Tenant shall deposit with Landlord an amount of Eleven Thousand and Six Hundred and Sixty Six Dollars and Sixty Seven Cents ($11,666.67). The Security Deposit is security for Tenant’s payment of all Rent and full performance of all the terms, conditions, and covenants of this Lease. Tenant shall not receive any interest on the Security Deposit. Tenant shall restore any portion of the Security Deposit applied by Landlord. Landlord may assign the Security Deposit to any successor and upon such transfer shall have no further liability for the Security Deposit. Landlord may commingle the Security Deposit with its general funds, and no interest shall accrue or be due or payable thereon. The Security Deposit shall be the property of Landlord, but shall be paid to Tenant within sixty (60) days after Tenant’s obligations under this Lease have been completely fulfilled. Landlord may, at any time, offset the Security deposit against any Rent or other amounts owed by Tenant under the Lease.

7.	Operating Expense Payments. Tenant shall pay to Landlord, as Additional Rent, the amounts set forth below:

7.1	During each month of the Lease Term, beginning on the Commencement Date on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to one-twelfth (1/12th) of the annual cost, as estimated by Landlord from time to time, of Tenant’s Proportionate Share (hereinafter defined) of Operating Expenses for the Project. For Base Year that exceeds the Base Year Operating Expenses as used herein, Base Year Operating Expenses means those Operating Expenses incurred for the Base Year of 2023 prorated for any fractional year or month. Payments thereof for any fractional calendar month shall be prorated on a per diem basis.

7.2	The term “Operating Expenses” means all costs and expenses incurred by Landlord with respect to the ownership, repair, management, maintenance, improvement, replacement and/or operation of the Premises, Building or Project including, but not limited to costs of: Common Area utilities, security charges, landscaping, planting and lawn care, all repairs and maintenance of all Common Areas including sidewalks, alleys, driveways, loading and parking areas, roads; maintenance, repair and replacement of all portions of the Project, including paving and parking areas, roads, roofs (except that Landlord is responsible for a complete replacement of the roof as provided in Section 11, Tenant being responsible only for Tenant’s Proportionate Share of the cost of roof repairs), roof membrane, alleys, and driveways; mowing, snow removal, landscaping, and exterior painting; maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting and mechanical and building systems serving the Building or Project; association fees or assessments, fees to tax consultants and attorneys for contesting taxes; environmental insurance; environmental remediation costs; Landlord insurance deductibles; all property management fees, security services, if any; trash collection, sweeping and removal; the cost of capital improvements, alterations, structural repairs or replacements made subsequent to the date of the Lease (i) due to changes in any applicable laws, or (iii) to comply with Legal Requirements (other than those required herein by Tenant), or (iii) designed primarily to reduce Operating Expenses, with such costs to be amortized at a market rate on a straight line basis over the useful life of such capital improvements or structural repair or replacement, in accordance with accepted accounting principles. In addition, Operating Expenses shall include; (i)Taxes (hereinafter defined) for each calendar year during the Lease term, and (ii) the cost of all insurance maintained by Landlord for the Project for each calendar year during the Lease term.

8.	Operating Expenses shall not include (i) costs, expenses, depreciation or amortization for capital repairs and capital replacements made by Landlord under Section 11(a) of this Lease (except as provided in Section 7); (ii) debt service under mortgages or ground rent underground leases; (iii) costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto; (iv) leasing commissions or the costs of renovating space for tenants; or (v) any costs or legal fees incurred in connection with any particular tenant. The cost of any repairs or replacements which are classified as capital improvements under generally accepted accounting principles shall be amortized with a market interest rate over the lesser of the useful life of the improvement or ten (10) years, and included in Operating Expenses only to the extent of the amortized amount for the respective calendar year.

9.	By December 30th of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a reconciliation statement of actual Operating Expenses for the previous year (the “Statement”). If Tenant’s total payments of Operating Expenses for any year are less than Tenant’s Proportionate Share of actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within thirty (30) days after written demand, and if more, then Landlord shall within thirty (30) days credit the excess against Tenant’s next payments of Operating Expenses due hereunder. For purposes of calculating Tenant’s Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease. Tenant’s payments for Operating Expenses for any partial year shall be prorated on a per diem basis.

10.	Utilities. Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, cable, internet, wireless, telecommunications, sewer, sprinkler services, pest control, refuse and trash collection, and other utilities and services used on the Premises, all installation, maintenance and removal charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the Premises. Landlord may cause at Tenant’s expense any utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord. Tenant agrees to limit use of water and sewer for normal restroom use. No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent.

11.	Taxes. “Taxes and Assessments” shall mean every type of tax, charge or impost assessed against the Building and/or Project or the operations thereof, including, but not limited to, sales taxes, ad valorem taxes, special assessments and governmental charges, together with the actual cost (including fees of attorneys, consultants and appraisers) of any contest or appeal pursued by Landlord to reduce any such tax, assessment or charge, but excluding Landlord’s income taxes. Beginning on or about January 1, 2023 and annually thereafter on or about each January 1 thereafter during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the estimated Taxes and Assessments for the calendar year then commencing. Beginning February 1st, 2023, Tenant shall pay the estimated Taxes and Assessments currently estimated at $8,020.09/year or $668.34/month in equal monthly installments with payments of Base Rent during the remaining months of such calendar year. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof and any costs incurred in such contest may be included as part of Taxes. Taxes exclude any net income taxes imposed on Landlord. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises.

12.	Insurance and Indemnity.

14.1	Insurance. “Insurance” shall mean any “all risk”, “fire and extended coverage”, or other casualty insurance, commercial general liability insurance, business interruption insurance and any other insurance for the Building or Project carried by Landlord in such amounts and coverages as Landlord deems appropriate. On or about January 1, 2023 and annually thereafter on or about January 1 during the Lease Term, Landlord shall deliver to Tenant a statement setting forth the estimated cost for Insurance for the calendar year then. Beginning February 1st, 2023, Tenant shall pay the estimated Insurance Amount in equal monthly installments with payments of Base Rent during the remaining months of such calendar year. Tenants shall provide their COI (certification of liability insurance) to the management office prior to taking possession of his space.

14.2	During the Lease Term, Tenant, at its expense, shall obtain and maintain in full force the following insurance coverage: (i) all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant or for Tenant’s benefit; (ii) worker’s compensation insurance with no less than the minimum limits required by law; (iii) auto liability coverage with a combined single limit of $1,000,000; (iv) commercial general liability (CGL) insurance, with a minimum limit of $1,000,000 per occurrence and $2,000,000 general aggregate for this location (with no sub-limits); (v) business interruption insurance (minimum 12 months) and (v) insurance for Tenant’s contractual and indemnity obligations under this Lease. The CGL and auto policies shall name Landlord and Landlord’s managing agent(s) as additional insured parties, contain an additional insured endorsement, insure on an occurrence basis, be issued by insurance companies that are reasonably acceptable to Landlord, not be cancelable unless thirty (30) days prior written notice shall have been given to Landlord, and provide primary coverage to Landlord (with any policy issued to Landlord is deemed excess over Tenant’s policies). Evidence of insurance and endorsement shall be delivered to Landlord by Tenant prior to the Commencement Date.

14.3	Notwithstanding anything to the contrary contained herein, Tenant hereby waives and releases any claims against Landlord, the holder(s) of any mortgage from Landlord with respect to the Building, Landlord’s managing agent(s) with respect to the Building, and the officers, directors, employees, managers, agents, invitees and contractors thereof, for any injury or death to persons or loss or damage insured against or required to be insured against hereunder by Tenant (whether by self- insurance or otherwise), regardless of whether the negligence or fault of Landlord caused such loss. Except as set forth below, Landlord hereby waives and releases any claims against Tenant, and its officers, directors, employees, managers, agents, contractors, assignees, subtenants and invitees for any injury or death to persons or loss or damage insured against, or required to be insured against hereunder by Landlord, regardless of whether the negligence or fault of Tenant caused such loss. The waivers set forth in this Section will be in addition to, and not in substitution for, any other waivers, indemnities, limitations or exclusions of liabilities set forth in this Lease. The foregoing waivers and releases will not apply (i) to losses in excess of policy limits (whichever is greater), (ii) to any deductible applicable under any policy maintained by Landlord; (iii) claims which a party was required to insure against under this Lease but failed to do so or (v) claims for Hazardous Materials under Section 29 below.

14.4	To the fullest extent permitted by law, Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s manager, managing agent, property manager, Landlord’s mortgagees and the respective agents, officers, directors, employees, counsel and contractors thereof (collectively, the “Landlord Related Parties”), from and against any and all claims, demands, losses, liabilities, causes of action, suits, judgments, damages, costs and expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”) arising from (i) any occurrence on the Premises, Building or Project, the use and occupancy of the Premises, Building or Project or from any activity, work, or thing done, permitted or suffered by Tenant or any Tenant Party in or about the Premises, Building or Project, or due to any other act or omission of Tenant or a Tenant Party, or (iii) from Tenant’s or any Tenant Party’s breach or failure to perform any of its obligations under this Lease (other than any Losses arising from the gross negligence or willful misconduct of Landlord or the Landlord Related Parties). Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant or any Tenant Party for any death, injury, loss or damage to any person or property caused by (1) theft, fire, act of God, public enemy, criminal conduct or vandalism by third parties, injunction, riot, strike, insurrection, war, government act or court order, (2) acts of other Project tenants or adjoining property owners, (3) any matter beyond Landlord’s control, (4) any repair or alteration of the Premises, Building or Project, (5) any failure to make repairs, (6) any defect in the Premises, the Building, or the Project, or (7) vermin, steam, rain, snow, ice, or water that may enter, leak into, or flow from any part of the Premises, Building or Project, except to the extent the loss, damage or injury was caused by an act of gross negligence or willful misconduct of Landlord or its agent. This Section and all indemnity and insurance provision in this Lease shall survive the expiration or termination of this Lease or the early termination of Tenant’s right to occupy the Premises. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under this Section 10. Additionally, this Section 10 and all insurance and indemnity covenants, conditions, obligations and provisions in this Lease shall survive the termination or expiration of the Lease.

13.	Landlord’s Repairs. (a) This Lease is intended to be a triple net lease; accordingly, Landlord’s maintenance and repair obligations to be performed at Landlord’s sole expense are limited to the replacement of the Building’s roof and maintenance of the foundation, piers and structural members of the exterior walls, reasonable wear and tear and uninsured losses and damages caused by Tenant or a Tenant Party excluded. The term “walls” as used in this Section 11 shall not include windows, glass or plate glass, doors or overhead or “dock” doors, special store fronts, dock bumpers, dock plates or levelers, dock bilge pumps or office entries, all of which shall be maintained and repaired by Tenant at its sole cost and expense. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section 11, after which Landlord shall have a reasonable opportunity to repair such item. (b) Landlord shall also maintain in good repair and condition the roof, parking areas and other Common Areas of the Building, including, but not limited to driveways, alleys, landscape and grounds surrounding the Premises, the cost of such maintenance, repair and replacement to be included in Operating Expenses and paid for in accordance with Section 7 hereof.

14.	Tenant’s Repairs. 14

16.1	Subject to Landlord’s obligation in Section 11, Tenant, at its sole expense, shall repair, replace and maintain in good condition all portions of the Premises and all areas, improvements and systems exclusively serving the Premises including, without limitation, dock, dock equipment and loading areas, dock or overhead doors, dock bilge pumps, plumbing, water, and sewer lines up to points of common connection, entries, doors, ceilings, windows, plate glass, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems, and other building, electrical, sprinkle ring, life/safety and mechanical equipment and systems serving the Premises. Such maintenance, repair and replacements shall include, without limitation, capital expenditures and repairs whose benefit may extend beyond the Term. Maintenance and repair of the heating, ventilation and air conditioning systems and other electrical, sprinkle ring, life/safety and mechanical and building systems serving the Premises shall be at Tenant’s sole expense subject to limits as described in this Section 12(d) below. Tenant shall at Tenant’s expense execute and deliver to Landlord maintenance service contracts for the mechanical systems providing for a minimum of quarterly maintenance and otherwise subject to Landlord’s prior approval. Tenant shall maintain at Tenant’s expense in force at all times a maintenance contract for the HVAC systems (“HVAC Service Agreement”) in a form and with a contractor acceptable to Landlord, providing for a minimum of quarterly maintenance, a copy of which shall be given to Landlord within the first sixty (60) days of Tenant’s occupancy. Notwithstanding anything to the contrary contained herein, Tenant shall bear the full cost of any repair or replacement to any part of the Premises, Building or Project that results from damage caused by Tenant or any Tenant Party.

16.2	In the event that any repair or maintenance obligation required to be performed by Tenant hereunder may affect the structural integrity of the Building (e.g., roof, foundation, structural members of the exterior walls), prior to commencing any such repair Tenant shall provide Landlord with written notice of the necessary repair or maintenance and a brief summary of the structural component or components of the Building that may be affected by such repair or maintenance. Within ten (10) business days after Landlord’s receipt of Tenant’s written notice, Landlord shall have the right, but not the obligation, to elect to cause such repair or maintenance to be performed by Landlord, or a contractor selected and engaged by Landlord, but at Tenant’s sole cost and expense. The foregoing sentence is not intended to obligate Tenant to pay for repairs or maintenance to those structural items that are Landlord’s responsibility pursuant to Section 11 above, but shall only require Tenant to pay for the repair and maintenance to such structural components to the extent such repair or maintenance is necessitated due to the performance of Tenant’s repair and maintenance obligations pursuant to this Section 12.

16.3	If Tenant fails to perform any repair or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within ten (10) days after written request for such payment. Subject to Section 16, Tenant shall bear the full cost of any repair or replacement to any part of the Building or Project that results from damage caused by Tenant or a Tenant Party and any repair that benefits only the Premises.

15.	Tenant-Made Alterations and Trade Fixtures.

17.1	Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements. All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of new materials shall be used. All plans and specifications for any Tenant-Made Alterations shall be subject to Landlord prior written approval. Tenant shall reimburse Landlord for its reasonable costs in reviewing plans and specifications and in monitoring construction of any Tenant-Made Alterations. Landlord shall have no duty to see that such plans and specifications or construction comply with applicable insurance requirements or applicable Legal Requirements. Tenant shall provide Landlord with a list of all persons performing work or supplying materials. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord full and final lien waivers from all such contractors and subcontractors performing the Tenant Made Alterations.

17.2	Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord’s property; provided, however, Landlord may require removal or restoration at Tenant’s expense of any items or improvements that (i) Landlord did not consent in writing to or (ii) Landlord informed Tenant of the requirements for removal in connection with Landlord’s consent to such Tenant-Made Alterations. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall repair any and all damage caused by such removal, remove all trade fixtures and personal property and restore the Premises to its condition existing upon the Commencement Date (except that Tenant is not required to remove any initial Tenant Improvements constructed by Landlord).

17.3	Tenant, at its sole expense and without Landlord’s prior approval, may erect such shelves, bins, machinery and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business, provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord’s requirements set forth above. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall remove its Trade Fixtures and shall repair any and all damage caused by such removal.

16.	Signs. Tenant shall not change the Premises exterior or install any exterior lights, decorations, advertising, signs, or windows treatments without Landlord’s prior consent, not to be unreasonably withheld. Tenant shall remove such items upon the end of the Lease term. All signage and permits are (i) at Tenant’s expense, (ii) are subject to Landlord’s reasonable approval of locations, size, design, color, type and lighting and are subject to all applicable laws and regulations.

17.	Parking. Landlord shall provide Tenant with parking in the building parking lots as set forth herein in accordance with Building parking at no extra charge during the Term of this Lease for use of Tenant, its employees and invitees. The foregoing parking rights are personal to Tenant, and Tenant shall not assign, convey or otherwise transfer said parking rights in any manner. Landlord has the option in Landlord’s sole discretion to make changes from time to time in the location and layout of the parking area. Tenant shall not overburden the parking facilities. Landlord reserves the right in its absolute discretion to (i) assign parking or (ii) to determine whether parking facilities are becoming crowded and, in such event, to allocate parking among Tenant and other Tenants and tenants. Additionally, no storage, loitering or congregating by Tenant’s employees, visitors, invitees, contractors or subcontractors is permitted in the common areas at any time. The parking lots are not supervised, patrolled or secured and Landlord is not liable for any vandalism, robbery, theft or any injury or damage to person or property, whether the result of criminal conduct, accident, or otherwise that may occur in or about the parking lots or Project. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

18.	Restoration. If the Premises or the Building are damaged by a fire or casualty (a “Casualty”), Landlord shall, within 60 days deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the Casualty damage. If a material portion of the Premises or the Building is damaged by Casualty such that (a) the entire Premises is unusable and (b) Landlord estimates that the damage cannot be repaired within 270 days, then Landlord or Tenant may terminate this Lease upon thirty (30) days written notice to the other party after receipt of the Damage Notice. If a Casualty damages a material portion of the building, or if Landlord is required to pay any Casualty insurance proceeds to a mortgagee, then Landlord may terminate this Lease upon thirty (30) days written notice to Tenant, and Rent shall be equitably abated. If neither party terminates this Lease after a Casualty as provided above, then Landlord shall, within a reasonable time, to the extent of insurance proceeds actually received, repair and restore the Building or Premises to their former condition, and Rent shall be equitably abated. Landlord shall not be required to repair or replace any Tenant property or improvements. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to any Rent abatement or to terminate this Lease in the event the damage or Casualty was caused by any negligent or willful act or omission of Tenant or any Tenant Party.

19.	Condemnation. If the entire Building or Premises is taken by eminent domain or condemnation (a “Taking”), this Lease shall terminate as of the date of the Taking. If any material portion, but less than all, of the building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to a Landlord’s mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Rent shall be equitably apportioned. Upon any Taking of the Premises, the Rent shall be equitably abated. Landlord shall receive the entire award from any Taking. No taking or any common areas or parking areas shall entitle Tenant to Lease termination or any Rent abatement.

20.	Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, not to be unreasonably withheld or delayed, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (2) transfer any ownership interest in Tenant or any guarantor of the Lease which results in a change in control; (3) sublet any portion of the Premises (each, a “Transfer”). Any Transfer without Landlord’s prior written consent shall be void. Tenant shall pay Landlord a $750.00 fee for any Transfer approval request. No Transfer shall be approved by Landlord in the event that Tenant is in default under the Lease. No Transfer, with or without the consent of Landlord, shall release Tenant or any guarantor of any obligations under the Lease. Tenant shall provide all information Landlord reasonably requires to review any Transfer request. Upon any Event of Default, Landlord may collect directly from any transferee all rents becoming due to Tenant and apply such rents against Rent, and Tenant authorizes such direct payments without releasing Tenant from liability under the Lease. Notwithstanding the foregoing, Landlord may reasonably take into consideration in granting or withholding its consent without limitation whether proposed assignee/transferee (1) is creditworthy such that its net worth is at least equal to that of Tenant as of the date of execution of the Lease; (2) has a good reputation in the business community; (3) will use the Premises for the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project or Project, as applicable; (4) is not another occupant of the Building or Project, as applicable; and (5) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Project, as applicable, In addition to all amounts due under the Lease, Tenant shall pay to Landlord fifty percent (50%) of any excess compensation (net of transaction costs) received by Tenant for any assignment of sublease Transfer. Tenant shall not advertise within the Project in connection with any Transfer.

21.	Inspection and Access. Upon twenty-four (24) hours prior notice to Tenant (except in the event of an emergency), Landlord and its agents, representatives, and contractors may access the Premises at any reasonable time to inspect, make such repairs and for any other business purpose. Landlord and its representatives may enter the Premises during business hours to show the Premises to prospective purchasers or tenants. Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises and/or common areas, provided that no such easement, dedication, designation or restriction materially interferes with Tenant’s use or occupancy of the Premises. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications, or restrictions.

22.	Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall have quiet enjoyment of the Premises for the Term, subject to all terms and conditions of this Lease.

23.	Holding Over. No act by Landlord shall be deemed an acceptance of a surrender of the Premises. No surrender of the Premises shall be valid unless it is in writing and signed by Landlord. Upon Lease expiration or termination, Tenant shall deliver and restore the Premises in good repair and condition, broom-clean, reasonable wear and tear excepted, with all keys. Tenant shall remove (a) all trade fixtures and personal property and (b) such other alterations, improvements, trade fixtures, equipment and wiring as Landlord requests. Tenant shall repair all damage caused by such removal. All items not removed shall be deemed abandoned. This Section shall survive the end of the Term. If Tenant fails to surrender or vacate the Premises at Lease end, then Tenant shall be an “at will” tenant or Tenant and shall pay Rent equal to 200% of the Rent payable for the last month of the then expiring Term. Tenant shall be liable to Landlord for any losses (including consequential damages) resulting from such holdover.

24.	Events of Default. Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease: (a) Tenant shall fail to pay any installment of Base Rent, Additional Rent or any other payment required herein within five (5) days of when due; (b) Tenant or any guarantor of Tenant’s obligations hereunder shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within sixty (60) days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity); (c) Tenant (i) fails to maintain insurance as required under this Lease; (ii) abandons the Premises and fails to pay Rent (iii) assigns this Lease or subleases the Premises in violation of this Lease; (d) a Rules violation by Tenant or a Tenant Party, which violation continues following 48 hours written notice to Tenant, (e) any violation of Section 27 (mechanics liens) or (f) Tenant shall breach, failure to perform or fail to comply with any term, provision or condition of this Lease other than those items specifically referred to above in this Section 22, and except as otherwise expressly provided herein, and such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default.

25.	Landlord’s Remedies.

26.1 Upon any Event of Default by Tenant, Landlord may at any time thereafter at its election: terminate this Lease and/or Tenant’s right of possession and/or pursue any other rights and/or remedies available at law or in equity. Upon Lease termination or termination of Tenant’s right of possession, it shall be lawful for Landlord to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property from the Premises. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or ii) remove and store, all of the furniture, fixtures and equipment at the Premises or iii) deem all of the furniture, fixtures and equipment at the Premises abandoned and of no value and Landlord may dispose of the furniture, fixtures and equipment as it deems appropriate in which event Tenant shall indemnify and save harmless Landlord from any claims or costs or damages whatsoever connected with the disposal.

26.2 If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: (i) all Base Rent, Additional Rent and all other amounts accrued hereunder to the date of such termination; (ii) all Inducement Provisions under Section 23(g) below, (iii) the cost of reletting the Premises, including reasonable brokerage fees and/or leasing commissions incurred by Landlord, (iv) the costs of removing and storing Tenant ’s or any other occupant’s property, (v) cost of repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new Tenants or tenants, (vi) all reasonable expenses incurred by Landlord in pursuing its remedies, including without limitation reasonable attorneys’ fees and court costs and (vii) any other damages Landlord is entitled to under applicable law. In addition, Landlord may recover from Tenant the then “present value” of the Base Rent, Additional Rent and other amounts payable by Tenant under this Lease as would otherwise have been due by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the then expiration date stated in this Lease, then discounted using a discount rate equal to the Prime Rate plus 1% at the date of such termination. Landlord and Tenant agree that any such payment by Tenant shall not constitute a penalty or forfeiture but shall merely constitute full and final agreed upon liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease.

26.3 If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to (i) the cost of recovering possession of the Premises (including without limitation attorneys’ fees and costs of suit), (ii) the unpaid Base Rent, Additional Rent and other amounts accrued hereunder at the time of repossession, (iii) the costs incurred in any attempt by Landlord to relet the Premises, including repairs, alterations, remodeling, brokerage fees and leasing commissions incurred by Landlord and (iv) at Landlord’s election, (A) the Rent reserved under the Lease as it becomes due or (B) the then “present value” of the Base Rent, Additional Rent and other amounts payable by Tenant under this Lease as would otherwise have been due by Tenant to Landlord during the period following re-possession of this Lease measured from the date of such re-possession to the then expiration date then stated in this Lease, then discounted using a discount rate equal to the Prime Rate plus 1% at the date of such re- possession. Landlord and Tenant agree that any such payment by Tenant shall not constitute a penalty or forfeiture but shall merely constitute full and final agreed upon liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease. If the Premises are relet and a sufficient sum shall not be realized from such reletting to satisfy the Rent provided for in this Lease to be paid [after first deducting from such sum, for retention by Landlord, the unpaid Rent and all other amounts accrued hereunder at the time of the reletting, the cost of recovering possession, attorneys’ fees and costs of suit, all costs and expense of repairs, changes, alterations, and additions, the expense of such reletting, including brokerage fees and leasing commissions), the costs of storing or removing Tenant’s or any occupants property], then Tenant shall immediately satisfy and pay such deficiency to Landlord, and Tenant shall pay to Landlord the then present value of the total deficiency in Rent and other amounts payable by Tenant under this Lease for the remainder of the Lease term measured from the date of such reletting to the then expiration date stated in this Lease, with such present values to be calculated at a discount rate equal to the Prime Rate plus 1% at the date of reletting. Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

26.4 If Tenant fails to perform its obligations hereunder upon written notice thereof from Landlord to Tenant, Landlord shall have the right, but not the obligation, to perform Tenant’s obligations and Tenant shall pay to Landlord, as Additional Rent, Landlord’s costs incurred to perform the same plus a 15% administrative fee and Landlord’s reasonable attorneys’ fees and expenses incurred in connection therewith.

26.5 Exercise by Landlord of any one or more remedies hereunder granted or otherwise available (including dispossession or eviction) shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law. No forbearance or waiver by Landlord to enforce its rights pursuant to this Lease shall be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. Any receipt by Landlord or any partial payment shall not be a waiver of Landlord’s rights to receive and collect the balance of such payment owed or a waiver of the breach. To the greatest extent permitted by law, Tenant waives all right of redemption in case of dispossession. Any reletting of the Premises shall be on terms as Landlord in its sole discretion may determine. Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting, it being acknowledged that Landlord has no affirmative duty to mitigate Tenant’s damages.

26.6 Additionally, unless otherwise required by applicable law, Landlord may, without notice, enter upon the Premises and alter locks or other security devices at the Premises to deprive Tenant and all other occupants of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant. Suit or suits for the recovery of the Rent or damages may be brought by Landlord, from time to time, at Landlord’s election. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for herein or existing at law or in equity. All costs incurred by Landlord in connection with Lease enforcement or collecting Rent owed by Tenant, including all attorneys’ fees, is recoverable by Landlord from Tenant.

26.	Additionally, with or without terminating this Lease, Landlord may declare all “Inducement Provisions” to be immediately due and payable by Tenant to Landlord. “Inducement Provisions” means any (i) Abated Rent, any free rent or other charges provided to Tenant , (ii) any amounts paid or agreed to be paid by Landlord to or for the benefit of Tenant of any cash or other bonus, inducement or consideration for Tenant ’s entering into this Lease or any future amendment or (iii) any other amounts, costs, concessions or inducements incurred, funded or paid by Landlord in connection with this Lease or any future amendment, including, without limitation, all Tenant or tenant improvement costs, space planning, plan preparation or architectural costs, any Tenant or tenant improvement allowance amounts provided to Tenant , all costs incurred by Landlord to repair, upgrade or improve the Premises, and/or all broker commissions paid by Landlord (including both Landlord and Tenant ’s broker). All Inducement Provisions are conditioned upon Tenant’s payment of all Rent for the entire term of the Lease and Tenant ’s full performance under this Lease. Upon any Event of Default by Tenant, Landlord shall have no liability to fund any further Inducement Provisions, all remaining unfunded Inducement Provisions shall automatically be deleted and of no further force or effect, and all amounts or Rent previously abated, given, paid or incurred by Landlord under the Inducement Provisions shall be immediately due and payable by Tenant to Landlord as Rent or Additional Rent.

27.	Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary as specified in such written notice). If Landlord assigns its rights under this Lease, or transfers title to the Building, then Landlord shall automatically be released from any further liability hereunder. Tenant hereby attorns to all successor owners of the Building. Landlord’s liability under this Lease is limited to the interest of Landlord in the Building, and Landlord shall not be personally liable for any deficiency. Landlord shall not be liable for any punitive, consequential or special damages or loss of profits under this Lease. Tenant shall give written notice to Landlord of any alleged default by Landlord and shall afford Landlord a reasonable opportunity (at least 30 days) to cure the default. Landlord shall not be liable for any delays due to strikes, riots, acts of God, shortages, war, or any other causes beyond Landlord’s control.

28.	WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LAWSUIT, PROCEEDING, ACTION OR DISPUTE ARISING OUT OF THIS LEASE.

29.	Subordination and Attornment.

30.1	Subordination. This Lease is subject and subordinate to any deeds of trust, mortgages or ground leases that now or hereafter affect the Building or Project, and any amendments thereof. This provision is self-operative. Tenant shall execute any subordination agreement reasonably requested by Landlord. Tenant shall attorn to any lender or party who shall acquire Landlord’s interest in the Premises, Building or Project. Tenant shall pay Landlord a $750.00 fee for any request from Tenant for Landlord to execute any form of landlord lien waiver or subordination agreement.

30.2	Attornment. Tenant hereby agrees that Tenant will recognize as its landlord under this Lease and shall attorn to any person succeeding to the interest of Landlord in respect of the land and the buildings on or in which the Premises is contained upon any foreclosure of any mortgage or deed of trust upon such land or buildings or upon the execution of any deed in lieu of such foreclosure in respect of such mortgage or deed of trust.

30.	Mechanic’s Liens. Tenant shall not permit any mechanic’s liens or encumbrances to be filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant or any Tenant Party. Tenant shall give Landlord immediate notice of any such lien and shall remove, insure, or discharge any such lien at Tenant’s costs within ten (10) days of filing.

31.	Estoppel Certificates. Within ten (10) days of Landlord’s request, Tenant shall furnish an executed estoppel certificate confirming the factual certifications and representations reasonably required by Landlord, including without limitation Tenant confirmation and representation of (a) the complete Lease and all modifications, (b) the Lease being in full force and effect, (c) commencement and expiration dates, current Rent, any prepaid Rent and all other Lease economic terms, (d) premises location and size, (e) completion of improvements, (f) acceptance of Premises, (g) no tenant or landlord defaults, (h) no assignments or subleases and (i) no tenant bankruptcy. Acknowledging that time is of the essence in the providing of estoppel certificates, in the event that Tenant shall fail to timely provide the requested estoppel certificate, in addition to all other remedies, Tenant shall pay to Landlord the sum of $100.00 per day of delay. Furthermore, Landlord is hereby granted a specific power of attorney to execute said estoppel certificate on behalf of Tenant, and Landlord may, in its discretion, execute said estoppel.

32.	Environmental Requirements. Tenant shall not permit or bring any Hazardous Material in or upon the Premises or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises without Landlord’s prior written consent. Landlord’s consent shall be granted or denied it Landlords sole discretion and may be conditioned, without limitation, upon insurance increases or reporting requirements imposed upon Tenant. Tenant, at its expense, shall operate in the Premises in strict compliance with all Environmental Requirements and this Lease. “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, orders of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment. “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is regulated under any Environmental Requirement or that may adversely affect human health or the environment. Tenant, at its sole expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by Tenant or any Tenant Party onto or from the Premises, in a manner and to a level satisfactory to Landlord and as required by applicable Environmental Requirements. Landlord may perform inspections and tests of the Premises to determine Tenant’s compliance with this Section or the environmental condition of the Premises. Tenant shall indemnify and save harmless Landlord, and all Landlord Parties of and from any and all claims or damages whatsoever, connected with or relating to the transport, storage, use, generating, manufacture, disposal, or release of any Hazardous Materials by Tenant or any Tenant Parties or Project. The indemnification set forth herein survives Lease termination or expiration.

33.	Rules and Regulations. Tenant shall comply with all Building rules and regulations (“Rules”) (see Exhibit D). Landlord may amend the Rules from time to time. In the event of any conflict between said Rules and other provisions of this Lease, the other terms and provisions of this Lease shall control.

34.	Security Service. Landlord is not providing any security services with respect to the Premises or Project. Landlord is not be liable for any loss by theft or damage suffered or incurred by Tenant or any Tenant Party in connection with any unauthorized entry or any other breach of security with respect to the Premises.

35.	Entire Agreement and Severability. This Lease constitutes the complete and entire agreement of Landlord and Tenant with respect to the subject matter hereof. This Lease may not be amended except by an instrument in writing signed by both parties hereto. If any provision of this Lease is illegal, invalid, or unenforceable, then the remainder of this Lease shall not be affected and shall remain enforceable without the such illegal, invalid, or unenforceable provision.

36.	Brokers. Except for the parties identified as Tenant’s Broker and Landlord Broker on Page 2 of this Lease Agreement, Tenant represents that it has dealt with no broker, agent, or other person in connection with this Lease. Tenant shall indemnify, defend and hold Landlord harmless for, from and against any (a) breach of the foregoing representation or any (b) claims by any other unnamed broker, agent or other person arising by virtue of having dealt with Tenant with regard to this Lease.

37.	Miscellaneous.

39.1	If more than one person, firm or corporation constitutes the “Tenant” hereunder, then each shall be jointly and severally liable for the obligations of Tenant.

39.2	All notices under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery and, if to Tenant, addressed to Tenant at the address for Tenant noted on the first page of this Lease, and if to Landlord, addressed to 89 Carlough Rd, Bohemia, NY 11716, attn: Satya Korlipara, and, if to Tenant, addressed to Tenant at the Premises, if after Commencement Date, and addressed to Tenant’s address on page 1 hereof, if prior to Commencement Date. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon the earlier of delivery or refusal. “Laws” means all federal, state, and local laws, regulations, orders, and covenants affecting the Premises, Building or Project. “Tenant Party” means Tenant, its assignees, subtenants, agents, contractors, employees, licensee, and invitees. “Including” means including, without limitation. All exhibits and attachments are incorporated herein by reference.

39.3	Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent financial statements. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. This Lease is not effective until executed by both Landlord and Tenant. This Lease shall be governed by the laws of the state of Georgia, without regards to any principles of conflicts of laws. Time is of the essence as to the performance of Tenant’s obligations under this Lease. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If any legal action is necessary to interpret or enforce this Lease, the prevailing party shall be entitled to receive all reasonable attorney’s fees and costs. This Lease may be executed in counterparts, each of which shall be an original, and all of which together are a single instrument. If more than one party executes this Lease as Tenant, then such parties shall be jointly and severally liable under this Lease.

38.	Landlord’s Lien/Security Interest. Reference is made to the Georgia Uniform Commercial Code – Secured Transactions, Georgia Commercial Code, Title 11 Section 11-9-101 et seq. as may be amended (“UCC”). Capitalized terms in this Section not otherwise defined shall have the meanings set forth in the UCC. In addition to any landlord lien as provided under applicable law, Landlord shall have, at all times, and Tenant grants to Landlord, a valid security interest under the UCC upon all of Tenant’s Goods, Equipment, Inventory, Fixtures, General Intangibles, Documents, furniture, improvements and personal property presently or hereafter situated in the Premises or Building, and all proceeds therefrom (“Tenant Property”), to secure payment of all rent and performance of Tenant’s other obligations under the Lease. This Section constitutes a “Security Agreement” under the UCC, with Tenant as the “Debtor” and Landlord as the “Secured Party”. Upon the occurrence of any event of default by Tenant, Landlord may, in addition to any other remedies provided herein or in the Lease, enter upon the Premises, take possession of any Tenant Property situated therein, without liability for trespass or conversion, and sell the same at public or private sale in accordance with the UCC. Tenant authorizes Landlord to file at any time an initial financing statement or amendment thereto in form sufficient to perfect the security interest of Landlord in the Tenant Property and proceeds under the UCC.

39.	Confidentiality of Lease. Except (a) in connection with any lawsuit arising under this Lease, (b) pursuant to any valid subpoena or court order (in which event Tenant shall immediately notify the Landlord of the circumstances purporting to require such disclosure and shall refrain from such disclosure for the maximum period of time allowed by law so that Landlord may take such actions as it may deem appropriate to protect the confidential information being sought), (c) to Tenant’s counsel, advisors, lenders, accountants and insurance brokers or (iv) as otherwise required by applicable law, Tenant shall keep confidential and not disclose this Lease or its terms to any person or entity not a party to the Lease.

40.	NO IMPLIED WARRANTY. LANDLORD’S AND TENANT’S OBLIGATIONS UNDER THIS LEASE ARE INDEPENDENT COVENANTS. TENANT’S OBLIGATION TO PAY RENT IS NOT DEPENDENT UPON THE PREMISES CONDITION OR LANDLORD’S PERFORMANCE HEREUNDER.

41.	No Estate. This Lease shall create the relationship of landlord and tenant only between Landlord and Tenant and no estate shall pass out of Landlord. Tenant shall have only a usufruct, not subject to levy and sale and not assignable in whole or in part by Tenant except as herein provided.

42.	Cumulative Rights; Strict Compliance. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative to, but not restrictive of, or in lieu of those conferred by law. By execution hereof Tenant acknowledges that Landlord does and shall require strict compliance with all terms of the Lease.

43.	Surrender. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises in the manner set forth in Section 13 of this Lease, broom clean and in good condition and state of repair, reasonable wear and tear only accepted. If Tenant is not then in default, Tenant shall remove all personal property and equipment not attached to the Premises which it has placed upon the Premises, and Tenant shall restore the Premises to the condition immediately preceding the time of placement thereof (to the extent required in Section 13 above). If Tenant shall fail or refuse to remove all of Tenant’s effects, personal property and equipment from the Premises upon the expiration or termination of this Lease for any cause whatsoever or upon Tenant being dispossessed by process of law or otherwise, such effects, personal property and equipment shall be deemed conclusively to be abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without written notice to Tenant or any other party and without obligation to account for them. Tenant shall pay Landlord on demand any and all expenses or damages incurred by Landlord in the removal of such property, including, without limitation, the cost of repairing and damage to the Building or Property caused by the removal of such property and storage charges (if Landlord elects to store such property). The covenants and conditions of this Section 42 shall survive any expiration or termination of this Lease. Low Voltage Cables: In the event any low voltage cables have been installed by or for, or otherwise used by Tenant, then Tenant, upon vacating the Premises, at its expense, shall remove all low voltage cables including, but not limited to, facsimile, internet, security, and alarm system cables from the Premises. In the event Tenant does not remove all low voltage cables upon vacating the Premises, Landlord has the right to remove the cables and charge Tenant for such cost and expense.

44.	Landlord Lease Termination: Landlord reserves the right to terminate the lease for any reason with 90 days of written notice.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

Signatures

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

TENANT:

ScanTech Identification Systems

By:	/s/ Dolan P Falconer

Name:	Dolan P Falconer

Title:	President & CEO

Date Executed: Jan 30 2023

LANDLORD:

VJ PROPERTIES LLC

By:	/s/ Vijay Alreja

Name:	Vijay Alreja

Title:	PRESIDENT

Date Executed: Jul 18 2023